                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                            Broadbase Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    1130R100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 25
                            Exhibit Index on Page 23

-------------------                                           ------------------
CUSIP NO. 11139R100                    13G                    Page 2 of 25 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel V L.P. ("A5")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------

           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         729,974 shares, except that Accel V Associates L.L.C. ("A5A"), the
          BENEFICIALLY                      general partner of A5, may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares, and ACP Family Partnership L.P. ("ACPFP"), Swartz Family
             PERSON                         Partnership L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin
              WITH                          ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
                                            ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz
                                            ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                            A5A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            729,974 shares, except that A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP,
                                            Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of A5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               729,974
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.4%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 11139R100                    13G                    Page 3 of 25 Pages
-------------------                                           ------------------


-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel V Associates L.L.C. ("A5A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         729,974 shares, all of which are directly owned by Accel V L.P.
          BENEFICIALLY                      ("A5").  Accel V Associates L.L.C. ("A5A"), the general partner of A5,
    OWNED BY EACH REPORTING                 may be deemed to have sole power to vote these shares, and ACP Family
             PERSON                         Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
              WITH                          James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                                            III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                                            ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
                                            ("Wagner"), the managing members of A5A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            729,974 shares, all of which are directly owned by A5.  A5A, the general partner of A5, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson,
                                            Sednaoui, Swartz and Wagner, the managing members of A5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               729,974
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.4%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 11139R100                    13G                    Page 4 of 25 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Internet/Strategic Technology Fund L.P. ("AISTF")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         96,710 shares, except that Accel Internet/Strategic Technology Fund
          BENEFICIALLY                      Associates L.L.C. ("AISTFA"), the general partner of AISTF, may be
    OWNED BY EACH REPORTING                 deemed to have sole power to vote these shares, and ACP Family
             PERSON                         Partnership L.P. ("ACPFP"), Swartz Family Partnership L.P. ("SFP"),
              WITH                          James W. Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill,
                                            III ("Hill"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                                            ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner
                                            ("Wagner"), the managing members of AISTFA, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            96,710 shares, except that AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP,
                                            SFP, Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the
                                            managing members of AISTFA, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               96,710
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.2%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 11139R100                    13G                    Page 5 of 25 Pages
-------------------                                           ------------------


-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Internet/Strategic Technology Fund Associates L.L.C. ("AISTFA")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b)[X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         96,710 shares, all of which are directly owned by Accel
          BENEFICIALLY                      Internet/Strategic Technology Fund L.P. ("AISTF").  AISTFA, the
    OWNED BY EACH REPORTING                 general partner of AISTF, may be deemed to have sole power to vote
             PERSON                         these shares, and ACP Family Partnership L.P. ("ACPFP"), Swartz Family
              WITH                          Partnership L.P. ("SFP"), James W. Breyer ("Breyer"), Luke B. Evnin
                                            ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
                                            ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz
                                            ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                            AISTFA, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            96,710 shares, all of which are directly owned by AISTF.  AISTFA, the general partner of AISTF, may be deemed to have sole power to dispose of these shares, and ACPFP, SFP, Breyer, Evnin, Hill, Patterson,
                                            Sednaoui, Swartz and Wagner, the managing members of AISTF, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               96,710
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.2%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 11139R100                    13G                    Page 6 of 25 Pages
-------------------                                           ------------------


-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu V L.P. ("AK5")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         38,126 shares, except that Accel Keiretsu V Associates L.L.C.
          BENEFICIALLY                      ("AK5A"), the general partner of AK5, may be deemed to have sole power
    OWNED BY EACH REPORTING                 to vote these shares, and James W. Breyer ("Breyer"), Luke B. Evnin
             PERSON                         ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
              WITH                          ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R. Swartz
                                            ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                            AK5A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            38,126 shares, except that AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer,
                                            Evnin, Hill, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               38,126
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 11139R100                    13G                    Page 7 of 25 Pages
-------------------                                           ------------------


-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Keiretsu V Associates L.L.C. ("AK5A")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         40,130 shares, 38,126 of which are directly owned by Accel Keiretsu V
          BENEFICIALLY                      L.P. ("AK5").  AK5A, the general partner of AK5, may be deemed to have
    OWNED BY EACH REPORTING                 sole power to vote these shares, and James W. Breyer ("Breyer"), Luke
             PERSON                         B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
              WITH                          ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R. Swartz
                                            ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of
                                            AK5A, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            40,130 shares, 38,126 of which are directly owned by AK5.  AK5A, the general partner of AK5, may be deemed to have sole power to dispose of these shares, and Breyer, Evnin, Hill, Patterson, Sednaoui, Swartz and
                                            Wagner, the managing members of AK5A, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               40,130
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      OO
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 11139R100                    13G                    Page 8 of 25 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Accel Investors '97 L.P. ("AI97")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         44,636 shares, except that James W. Breyer ("Breyer"), Luke B. Evnin
          BENEFICIALLY                      ("Evnin"), Eugene D. Hill, III ("Hill"), Arthur C. Patterson
    OWNED BY EACH REPORTING                 ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R. Swartz
             PERSON                         ("Swartz") and J. Peter Wagner ("Wagner"), the general partners of
              WITH                          AI97, may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            44,636 shares, except that Breyer, Evnin, Hill, Patterson, Sednaoui,
                                            Swartz and Wagner, the general partners of AI97, may be deemed to have shared power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               44,636
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 11139R100                    13G                    Page 9 of 25 Pages
-------------------                                           ------------------


------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                ACP Family Partnership L.P. ("ACPFP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         California
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         42,910 shares. Arthur C. Patterson ("Patterson") is the general
          BENEFICIALLY                      partner of ACPFP and may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            826,684 shares, of which 729,974 are directly owned by Accel V L.P.
                                            ("A5") and 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF").  ACPFP is a managing member of Accel
                                            V Associates L.L.C. ("A5A"), the general partner of A5, and a managing member of Accel Internet/Strategic Technology Fund
                                            Associates L.L.C. ("AISTFA"), the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            42,910 shares. Patterson is the general partner of ACPFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            826,684 shares, of which 729,974 are directly owned by A5 and 96,710 are directly owned by AISTF.  ACPFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               869,594
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.7%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 10 of 25 Pages
-------------------                                          -------------------


------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Ellmore C. Patterson Partners  ("ECPP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         40,916 shares. Arthur C. Patterson ("Patterson") is the general
          BENEFICIALLY                      partner of ECPP and may be deemed to have sole power to vote these
    OWNED BY EACH REPORTING                 shares.
             PERSON             ----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            40,916 shares. Patterson is the general partner of ECPP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            0 shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               40,916
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        0.1%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 11 of 25 Pages
-------------------                                          -------------------


------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Swartz Family Partnership L.P. ("SFP")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         16,130 shares.  James R. Swartz ("Swartz") is the general partner of
          BENEFICIALLY                      SFP and may be deemed to have sole power to vote these shares.
    OWNED BY EACH REPORTING     ----------------------------------------------------------------------------------
             PERSON                      6  SHARED VOTING POWER
              WITH                          826,684 shares, of which 729,974 are directly owned by Accel V L.P.
                                            ("A5") and 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF").  SFP is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, and a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            16,130 shares. Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            826,684 shares, of which 729,974 are directly owned by A5 and 96,710 are directly owned by AISTF.  SFP is a managing member of A5A, the general partner of A5, and a managing member of AISTFA, the general partner of AISTF, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               842,814
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.7%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      PN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 12 of 25 Pages
-------------------                                          -------------------


------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James W. Breyer ("Breyer")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         48,324 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         911,450 shares, of which 729,974 are directly owned by Accel V L.P.
              WITH                          ("A5"), 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 38,126 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 2,004 are directly owned by Accel Keiretsu V
                                            Associates L.L.C. ("AK5A") and 44,636 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Breyer is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            48,324 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            911,450 shares, of which 729,974 are directly owned by A5, 96,710 are directly owned by AISTF, 38,126 are directly owned by AK5, 2,004 are directly owned by AK5A and 44,636 are directly owned by AI97.  Breyer is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of
                                            AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               959,774
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.9%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 13 of 25 Pages
-------------------                                          -------------------


------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Luke B. Evnin ("Evnin")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         13,546 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         911,450 shares, of which 729,974 are directly owned by Accel V L.P.
              WITH                          ("A5"), 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 38,126 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 2,004 are directly owned by Accel Keiretsu V
                                            Associates L.L.C. ("AK5A") and 44,636 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Evnin is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            13,546 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            911,450 shares, of which 729,974 are directly owned by A5, 96,710 are directly owned by AISTF, 38,126 are directly owned by AK5, 2,004 are directly owned by AK5A and 44,636 are directly owned by AI97.  Evnin is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of
                                            AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               924,996
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.8%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 14 of 25 Pages
-------------------                                          -------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Eugene D. Hill, III ("Hill")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         6,774 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         911,450 shares, of which 729,974 are directly owned by Accel V L.P.
              WITH                          ("A5"), 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 38,126 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 2,004 are directly owned by Accel Keiretsu V
                                            Associates L.L.C. ("AK5A") and 44,636 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Hill is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            6,774 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            911,450 shares, of which 729,974 are directly owned by A5, 96,710 are directly owned by AISTF, 38,126 are directly owned by AK5, 2,004 are directly owned by AK5A and 44,636 are directly owned by AI97.  Hill is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of
                                            AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               918,224
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.8%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 15 of 25 Pages
-------------------                                          -------------------

------------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                Arthur C. Patterson ("Patterson")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [_]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         90,740 shares, of which 40,916 are directly owned by Ellmore C.
          BENEFICIALLY                      Patterson Partners ("ECPP") and 42,910 are directly owned by ACP
    OWNED BY EACH REPORTING                 Family Partnership ("ACPFP").  Patterson is the general partner of
             PERSON                         ECPP and ACPFP and may be deemed to have sole power to vote these
              WITH                          shares.
                                ----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            911,450 shares, of which 729,974 are directly owned by Accel V L.P.
                                            ("A5"), 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 38,126 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 2,004 are directly owned by Accel Keiretsu V
                                            Associates L.L.C. ("AK5A") and 44,636 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Patterson is a managing member of Accel
                                            V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            90,740 shares, of which 40,916 are directly owned by ECPP and 42,910 are directly owned by ACPFP.  Patterson is the general partner of
                                            ECPP and ACPFP and may be deemed to have sole power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            911,450 shares, of which 729,974 are directly owned by A5, 96,710 are directly owned by AISTF, 38,126 are directly owned by AK5, 2,004 are directly owned by AK5A and 44,636 are directly owned by AI97.
                                            Patterson is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of
                                            AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               1,002,190
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [_]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        2.0%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

               *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 16 of 25 Pages
-------------------                                          -------------------

1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                G. Carter Sednaoui ("Sednaoui")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]   (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         9,248 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         911,450 shares, of which 729,974 are directly owned by Accel V L.P.
              WITH                          ("A5"), 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 38,126 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 2,004 are directly owned by Accel Keiretsu V
                                            Associates L.L.C. ("AK5A") and 44,636 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Sednaoui is a managing member of Accel
                                            V Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            9,248 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            911,450 shares, of which 729,974 are directly owned by A5, 96,710 are directly owned by AISTF, 38,126 are directly owned by AK5, 2,004 are directly owned by AK5A and 44,636 are directly owned by AI97.
                                            Sednaoui is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of
                                            AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               920,698
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.8%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 17 of 25 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                James R. Swartz ("Swartz")
                Tax ID Number:
-------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [_]   (b)   [X]
-------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
-------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
-------------------------------------------------------------------------------------------------------------------
            NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         58,770 shares, of which 16,130 are directly owned Swartz Family
          BENEFICIALLY                      Partnership L.P. ("SFP").  Swartz is the general partner of SFP and
    OWNED BY EACH REPORTING                 may be deemed to have sole power to vote these shares.
             PERSON             -----------------------------------------------------------------------------------
              WITH                       6  SHARED VOTING POWER
                                            911,450 shares, of which 729,974 are directly owned by Accel V L.P.
                                            ("A5"), 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 38,126 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 2,004 are directly owned by Accel Keiretsu V
                                            Associates L.L.C. ("AK5A") and 44,636 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Swartz is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                -----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            58,770 shares, of which 16,130 are directly owned Swartz Family
                                            Partnership L.P. ("SFP").  Swartz is the general partner of SFP and may be deemed to have sole power to dispose of these shares.
                                -----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            911,450 shares, of which 729,974 are directly owned by A5, 96,710 are directly owned by AISTF, 38,126 are directly owned by AK5, 2,004 are directly owned by AK5A and 44,636 are directly owned by AI97.  Swartz is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of
                                            AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               970,220
-------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
-------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.9%
-------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
-------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 11139R100                    13G                   Page 18 of 25 Pages
-------------------                                          -------------------


1        NAME OF REPORTING
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                J. Peter Wagner ("Wagner")
                Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]    (b) [X]
------------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         5,602 shares
          BENEFICIALLY          ----------------------------------------------------------------------------------
    OWNED BY EACH REPORTING              6  SHARED VOTING POWER
             PERSON                         911,450 shares, of which 729,974 are directly owned by Accel V L.P.
              WITH                          ("A5"), 96,710 are directly owned by Accel Internet/Strategic
                                            Technology Fund L.P. ("AISTF"), 38,126 are directly owned by Accel
                                            Keiretsu V L.P. ("AK5"), 2,004 are directly owned by Accel Keiretsu V
                                            Associates L.L.C. ("AK5A") and 44,636 are directly owned by Accel
                                            Investors '97 L.P. ("AI97").  Wagner is a managing member of Accel V
                                            Associates L.L.C. ("A5A"), the general partner of A5, a managing member of Accel Internet/Strategic Technology Fund Associates L.L.C.
                                            ("AISTFA"), the general partner of AISTF, a managing member of AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            5,602 shares
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            911,450 shares, of which 729,974 are directly owned by A5, 96,710 are directly owned by AISTF, 38,126 are directly owned by AK5, 2,004 are directly owned by AK5A and 44,636 are directly owned by AI97.  Wagner is a managing member of A5A, the general partner of A5, a managing member of AISTFA, the general partner of AISTF, a managing member of
                                            AK5A, the general partner of AK5 and a general partner of AI97 and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                                                               917,052
------------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                                                       [ ]
------------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                        1.8%
------------------------------------------------------------------------------------------------------------------
12       TYPE OR REPORTING PERSON*                                                                      IN
------------------------------------------------------------------------------------------------------------------

                    *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER
            --------------

            Broadbase Software, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            -----------------------------------------------

            181 Constitution Drive
            Menlo Park, CA  94025

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel V L.P., a Delaware limited partnership ("A5"), Accel V Associates L.L.C., a Delaware limited liability company and the general partner of A5 ("A5A"), Accel Internet/Strategic Technology Fund L.P., a Delaware limited partnership ("AISTF"), Accel Internet/Strategic Technology Fund Associates L.L.C., a Delaware limited liability company and the general partner of AISTF ("AISTFA"), Accel Keiretsu V L.P., a Delaware limited partnership ("AK5"), Accel Keiretsu V Associates L.L.C., a Delaware limited liability company and the general partner of AK5 ("AK5A"), Accel Investors '97 L.P., a Delaware limited partnership ("AI97"), Ellmore C. Patterson Partners ("ECPP"), a Delaware Limited Partnership, the ACP Family Partnership L.P. ("ACPFP"), a California limited partnership and a managing member of A5A and AISTF, the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and managing member of A5A and AISTF, James W. Breyer ("Breyer"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, Luke B. Evnin ("Evnin"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, Eugene D. Hill, III ("Hill"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, J. Peter Wagner ("Wagner"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, Arthur C. Patterson ("Patterson"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, ACPFP and ECPP, G. Carter Sednaoui ("Sednaoui"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97, and James R. Swartz ("Swartz"), a managing member of A5A, AISTFA and AK5A and a general partner of AI97 and SFP. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A5A, the general partner of A5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A5. AISTFA, the general partner of AISTF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AISTF. AK5A, the general partner of AK5, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of A5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A5. ACPFP, SFP, Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AISTFA and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AISTF. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are managing members of AK5A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK5. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are general partners of AI97 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI97.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C).  CITIZENSHIP
            -----------

            A5, AISTF, AK5, AI97, ECPP and SFP are Delaware limited partnerships. A5A, AISTFA and AK5A are Delaware limited liability companies. ACPFP is a California limited partnership. Breyer, Evnin, Hill, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

            Common Stock
            CUSIP # 1130R100

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                 (a)  Amount beneficially owned:
                 ---  -------------------------

                      See Row 9 of cover page for each Reporting Person.

                 (b)  Percent of Class:
                 ---  ----------------

                      See Row 11 of cover page for each Reporting Person.

                 (c)  Number of shares as to which such person has:
                 ---  --------------------------------------------

                        (i)   Sole power to vote or to direct the vote:
                        ---   ----------------------------------------

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:
                        ----  ------------------------------------------

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the
                        ----- --------------------------------------
                              disposition of:
                              ---------------

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared power to dispose or to direct the
                        ----  ----------------------------------------
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------

            If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the partnership agreements of A5, AISTF, AK5, AI97, ACPFP, ECPP and SFP, and the limited liability company agreements of A5A, AISTFA and AK5A, the general partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a general partner or member.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable

                                  SIGNATURES
                                  ----------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:     Accel V L.P.
              Accel V Associates L.L.C.
              Accel Internet/Strategic Technology Fund L.P.
              Accel Internet/Strategic Technology Fund Associates L.L.C.
              Accel Keiretsu V L.P.
              Accel Keiretsu V Associates L.L.C.
              Accel Investors '97 L.P.
              ACP Family Partnership L.P.
              Ellmore C. Patterson Partners
              Swartz Family Partnership L.P.

                                           By:  /s/ G. Carter Sednaoui
                                             -------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed entities

Individuals:  James W. Breyer
              Luke. B. Evnin
              Eugene D. Hill, III
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner

                                            By:  /s/ G. Carter Sednaoui
                                           -------------------------
                                            G. Carter Sednaoui,
                                            Attorney-in-fact for the
                                            above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                                                            Found on Sequentially
Exhibit                                                                                         Numbered Page
------------------------------------------------------------------------------------------  ----------------------
Exhibit A:  Agreement of Joint Filing                                                                  24
Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact                                        25